UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 27, 2022

Date of Report (Date of earliest event reported)

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ	85706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	HTGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

As previously announced in a press release issued on January 28, 2022, on January 27, 2022, the Board of Directors (the “Board”) of HTG Molecular Diagnostics, Inc. (the “Company”), upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”), appointed Christopher P. Kiritsy to serve as a Class I director of the Company, with a term expiring at the Company’s annual meeting of stockholders to be held in 2022. The Board also appointed Mr. Kiritsy to serve on the Audit Committee.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”), upon his appointment to the Board, Mr. Kiritsy was automatically granted a stock option to purchase 8,000 shares of the Company’s common stock (the “Common Stock”) under the Company’s 2020 Equity Incentive Plan, one-third of which shares vest 12 months after the date of grant, with the remaining shares to vest in equal monthly installments over the following two year period. The exercise price of the stock option is $2.94 per share, which is equal to the closing price of the Common Stock on January 27, 2022 as reported on The Nasdaq Capital Market. In accordance with the Compensation Policy, Mr. Kiritsy will be entitled to receive a $35,000 annual cash retainer for service as director and a $7,500 annual cash retainer for service as a member of the Audit Committee, and will be eligible to receive additional equity compensation in the future in accordance with the Compensation Policy. Mr. Kiritsy has entered into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Mr. Kiritsy requiring disclosure under Item 404(a) of Regulation S-K.

(e)

2022 Corporate Goals

Our named executive officers are eligible to receive annual performance-based bonuses pursuant to their letter agreements with us. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve corporate goals that our Board of Directors (the “Board”) establishes each year. Following the end of each year, the Board reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

On January 27, 2022, the Board adopted corporate goals for purposes of determining the eligibility of our named executive officers to receive performance-based bonuses for 2022. The corporate goals relate to the following categories: financial goals, including direct revenue growth and cash management, and strategic goals, including customer metrics and objectives related to technology development and HTG Therapeutics business unit milestones.

Certain of the corporate goals contain minimum achievement levels that must be satisfied in order to earn the portion of the bonus attributable to such goal, but there is no aggregate minimum percentage of corporate goals that must be achieved in order to earn a bonus, and certain of the financial goals can be achieved at more than 100% of the target level. No specific individual goals were established for any of the named executive officers for 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: January 28, 2022	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
SVP and Chief Financial Officer